Exhibit 14(a)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated August 16, 2012, relating to the financial statements and financial highlights which appear in the June 30, 2012 Annual Reports to Shareholders of Janus World Allocation Fund (formerly named Janus Dynamic Allocation Fund) and Janus Moderate Allocation Fund (two of the Funds constituting Janus Investment Fund) which are also incorporated by reference into the Registration Statement.
We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.
/s/PricewaterhouseCoopers LLP
Denver, CO
February 1, 2013